Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture (“Supplemental Indenture”) is made as of June 27, 2012, between Valeant Pharmaceuticals International, Inc. (f/k/a Biovail Corporation), a corporation duly organized and subsisting under the laws of Canada (the “Company”), The Bank of New York Mellon, a New York banking corporation, as Trustee (the "Trustee") and BNY Trust Company of Canada, a Canadian trust corporation, as Co-Trustee (the "Co-Trustee").
W I T N E S S E T H
WHEREAS, the Company, the Trustee and the Co-Trustee are parties to that certain Indenture, dated as of June 10, 2009 (the “Indenture”), pursuant to which the Company issued its 5.375% Senior Convertible Notes due 2014 (the “Notes”); and
WHEREAS, Section 9.01 of the Indenture provides that without the consent of any Holder, the Company, when authorized by a Board Resolution, and the Trustee and the Co-Trustee, at any time and from time to time, may amend, modify or supplement the Indenture or the Securities, in form satisfactory to the Trustee and the Co-Trustee, among other things, to correct or supplement any provision therein which may be inconsistent with any other provision therein; and
WHEREAS, Section 3.03(b)(vi) and Section 13.03(a) of the Indenture are inconsistent, in that Section 3.03(b)(vi) provides that the Notice of Optional Redemption shall state that the Securities called for redemption may be converted at any time before 5:00 p.m., New York City time, on the second Business Day prior to the Redemption Date, while Section 13.03(a) of the Indenture provides that if the Company calls Securities for redemption, a Holder may convert the Securities only until 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date unless the Company fails to pay the Redemption Price; and
WHEREAS, Section 13.03(a) of the Indenture provides that, upon the conversion of a Security, where the Company elects to deliver part or all of the conversion consideration in cash, the amount of cash is determined based on a 20 trading day period commencing after (i) the date of the Company's notice of election to deliver all or part of the conversion consideration in cash if it has not given a Redemption Notice, (ii) the conversion date, in the case of conversion following a Notice of Redemption by the Company specifying the Company's intention to deliver cash upon conversion for conversions following the Redemption Notice or (iii) the 22nd scheduled Trading Day prior to the Stated Maturity, in the case of conversion during the period beginning 25 Trading Days before the Stated Maturity, and
WHEREAS, Section 13.03(a) of the Indenture also provides that, if the Company elects to deliver cash in lieu of some or all of the Common Shares issuable upon conversion, the Company will make such payment, including delivery of the Common Shares, through the Conversion Agent, to holders surrendering Securities no later than the 14th Business Day following the Conversion Date; and
WHEREAS, the Company's obligation under Section 13.03(a) of the Indenture to apply a 20 trading day period when determining the amount of cash to be delivered as conversion consideration is inconsistent with the Company's obligation to deliver cash in lieu of some or all of the Common Shares issuable upon conversion no later than the 14th Business Day following the Conversion Date; and
WHEREAS, the Company wishes to supplement the Indenture to correct the inconsistencies described above; and
WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee and the Co-Trustee, (i) a Board Resolution described in Section 9.01 of the Indenture, (ii) an Officers' Certificate described in Section 1.02 of the Indenture and (iii) an Opinion of Counsel described in Sections 1.02 and

9.03 of the Indenture; and
WHEREAS, this First Supplemental Indenture does not impair the right of Holders to convert their Securities; and
WHEREAS, all other conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Trustee and the Co-Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:
ARTICLE 1
Definitions
Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2
Agreements of Parties
Section 2.01. Amendment to Section 3.03(b)(vi). Section 3.03(b)(vi) shall be amended by deleting the word "second" that appears immediately prior to the words "Business Day" therein.
Section 2.02 Amendment to Section 13.03(a). The third paragraph of Section 13.03(a) of the Indenture is hereby amended by replacing "14th" with "24th" in the first sentence thereof.
ARTICLE 3
Miscellaneous Provisions
Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Trustee and the Co-Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.
Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 3.03 Trustee Matters. The Trustee and the Co-Trustee accept the Indenture, as supplemented hereby, and agree to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee and the Co-Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee and the Co-Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee and the Co-Trustee assume no responsibility for their correctness. The Trustee and the Co-Trustee make no representation as to the validity or sufficiency of this Supplemental Indenture. The Company indemnifies the Trustee and Co-Trustee in connection with the execution of this Supplemental Indenture.
Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.
Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.07 Successors. All agreements of the Company, the Trustee and the Co-Trustee in this Supplemental Indenture shall bind their respective successors.
Section 3.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.
Section 3.11 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required or deemed to be included in this Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Howard B. Schiller
	Name:	Howard B. Schiller
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

BNY TRUST COMPANY OF CANADA, as Co-Trustee

By:	/s/ George Bragg
	Name:	George Bragg
	Title:	Authorized Signatory

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